Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
 RECORD FIRST QUARTER

First Quarter Earnings per Diluted Share Up 28.3% to a Record $1.63

GREENVILLE, S.C. (July 26, 2012) - World Acceptance Corporation (NASDAQ: WRLD) today reported record financial results for its first fiscal quarter ended June 30, 2012.

Net income for the first quarter rose 12.1% to $22.6 million compared with $20.2 million for the same quarter of the prior year.  Net income per diluted share increased 28.3% to $1.63 from $1.27 when comparing the two quarterly periods.

“World Acceptance’s record first quarter results benefited from continued strong loan demand, our focus on expense control, the contribution from new offices in domestic markets and Mexico, and our close management of credit risks,” stated Sandy McLean, CEO. “Additionally, our dilutive EPS benefitted from our ongoing share repurchase program.”

 As previously announced, the Company increased its debt facility by $113 million dollars during the quarter with the intention of utilizing $100 million to repurchase shares.  In the first quarter, the Company has spent $61.7 million to repurchase 907,777 shares. Combined with the 2.2 million shares repurchased during fiscal 2012, the Company has reduced its weighted average diluted shares outstanding by 12.7% when comparing the two quarterly periods.

Total revenues increased to $132.8 million in the first quarter of fiscal 2013, a 7.9% increase over the $123.2 million reported in the first quarter last year.  Interest and fee income increased 7.4%, from $107.3 million to $115.3 million in the first quarter of fiscal 2013 due to continued growth in loan volume and expansion of offices.  Insurance and other income rose by 10.9% to $17.5 million in the first quarter of fiscal 2013 compared with $15.8 million in the first quarter of fiscal 2012.

The provision for loan losses rose 3.4% to $23.6 million in the first quarter of fiscal 2013 compared with average net loan growth of 10.1%.  Gross loans outstanding increased 9.4% to $1.0 billion at June 30, 2012, up from $939.1 million at June 30, 2011.

“Once again, our charge-off ratios had a slight improvement on a quarter over quarter basis,” stated Mr. McLean.   “Annualized net charge-offs as a percent of net loans were 12.2% for the three month period ended June 30, 2012, compared to 12.5% during the prior year quarter.  We remain focused on managing our credit risks as a key driver of our earnings.”

MORE

WRLD Reports Record First Quarter

July 26, 2012

Total general and administrative expenses as a percent of revenue decreased slightly to 52.1% compared with 52.4% during the first quarter of the prior fiscal year.

Key return ratios for the first quarter included a 13.8% return on average assets and a 24.9% return on average equity for a trailing 12 month period ended June 30, 2012.  The Company opened 10 new offices and merged 2 into existing locations during the first fiscal quarter.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,145 offices in 12 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

First Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-800-474-8920, pass code 4928860.  A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=87880.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

MORE

WRLD Reports Record First Quarter

July 26, 2012

World Acceptance Corporation

Condensed Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,
	2012	2011

Interest & fees	$115,299	$107,348
Insurance & other	17,537	15,808
Total revenues	132,836	123,156
Expenses:
Provision for loan losses	23,615	22,839
General and administrative expenses
Personnel	48,413	44,635
Occupancy & equipment	8,643	8,219
Advertising	2,645	2,783
Intangible amortization	369	433
Other	9,089	8,443
	69,159	64,513
Interest expense	3,926	3,384
Total expenses	96,700	90,736
Income before taxes	36,136	32,420
Income taxes	13,521	12,238
Net income	$22,615	$20,182
Diluted earnings per share	$1.63	$1.27
Weighted average shares outstanding (diluted)	13,902	15,918

Condensed Consolidated Balance Sheets
(unaudited and in thousands)

	June 30, 2012	March 31, 2012	June 30, 2011
ASSETS
Cash	$12,875	$10,768	$9,802
Gross loans receivable	1,027,165	972,723	939,077
Less: Unearned interest & fees	(277,418)	(257,638)	(252,819)
Allowance for loan losses	(55,670)	(54,507)	(50,420)
Loans receivable, net	694,077	660,578	635,838
Property and equipment, net	23,816	23,486	23,680
Deferred tax benefit	18,632	18,474	14,742
Goodwill	5,691	5,691	5,635
Intangibles	5,133	5,479	6,257
Other assets	10,656	10,527	8,873
	$770,880	$735,003	$704,827

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	353,600	279,250	247,244
Income tax payable	12,832	11,528	17,833
Accounts payable and accrued expenses	22,588	25,350	19,709
Total liabilities	389,020	316,128	284,786
Shareholders' equity	381,860	418,875	420,041
	$770,880	$735,003	$704,827

MORE

WRLD Reports Record First Quarter

July 26, 2012

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended June 30,
	2012	2011

Expenses as a percent of total revenues:
Provision for loan losses	17.8%	18.5%
General and administrative expenses	52.1%	52.4%
Interest expense	3.0%	2.7%

Average gross loans receivable	$1,000,056	$906,330

Average loans receivable	$732,181	$665,256

Loan volume	$752,993	$702,592

Net charge-offs as percent of average loans	12.2%	12.5%

Return on average assets (trailing 12 months)	13.8%	13.7%

Return on average equity (trailing 12 months)	24.9%	22.7%

Offices opened (closed) during the period, net	8	20

Offices open at end of period	1145	1087

END